Exhibit 21.1
SUBSIDIARIES LIST

NAME OF CORPORATION	JURISDICTION OF INCORPORATION	OPERATING NAMES
Waste Services of Arizona, Inc.	Delaware, United States	Arizona Waste Services

Cactus Waste Systems, LLC	Arizona, United States	n/a

Omni Waste of Osceola County LLC	Ohio, United States	JED Landfill

Jacksonville Florida Landfill, Inc.	Delaware, United States	n/a

Jones Road Landfill and Recycling Ltd.	Florida, United States	n/a

Waste Services of Florida Inc.	Delaware, United States	Florida Recycling Services

Fort Bend Regional Landfill LP	Texas, United States	n/a

Ruffino Hills Transfer Station LP	Texas, United States	n/a

WSI Waste Services of Texas, LP	Texas, United States	n/a

Waste Services (CA) Inc.	Ontario, Canada	A & B Portables, Capital Environmental Resource, Frith Regional Waste Systems, John’s Cartage Waste Management, LaRue Waste & Recycling, Maverick Waste Systems, McGill Environmental Services, Muskoka Containerized Services
Salish Disposal
WSI Waste Services

Ram-Pak Compaction Systems Ltd.	Canada	n/a

Capital Environmental Holdings Company	Nova Scotia, Canada	n/a